                                                                      Exhibit 11

                          HIGH COUNTRY VENTURES, INC.
                       Net Income Per Share Calculation


                                       3 months             3 months
                                   Ending 7/31/1996     Ending 7/31/1995
                                  -----------------     ----------------
Net Income                           $   <77,861>         $    59,618
                                     ===========          ===========


Weighted Average
  Number of Shares
  Outstanding                        $ 5,425,920          $ 5,425,920
                                     ===========          ===========

Net Income per share                 $      <.01>         $       .01
                                     ===========          ===========



                                  - 11 -